                                   EXHIBIT 11

                  CYPRUS AMAX MINERALS COMPANY & SUBSIDIARIES

                                 -------------

                       COMPUTATION OF PER SHARE EARNINGS

                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                               Three Months        Six Months
                                              Ended June 30       Ended June 30
                                             ----------------  --------------------
                                              1995     1994      1995        1994
                                             -------  -------  --------     -------
Net Income                                   $  134   $   32    $  231      $   60
Preferred Stock Dividends                        (4)      (4)       (9)        (10)
                                             ------   ------    ------      ------
  Income Applicable to Common Shares         $  130       28       222          50
                                             ======   ======    ======      ======
Primary:
  Average Common Shares Outstanding            92.8     92.3      92.8        92.3

Fully Diluted:
  Average Common Shares Outstanding            92.8     92.3      92.8        92.3
  Common Stock Equivalents - Options/(1)/        .3       .4        .3          .4
  Conversion of Series A Preferred Stock        9.6      9.6       9.6         9.6
                                             ------   ------    ------      ------
  Fully Diluted Average Common
   Shares Outstanding                         102.7    102.3     102.7       102.3
                                             ======   ======    ======      ======
Earnings per Common Share                      1.39      .30      2.39         .55

Fully Diluted Earnings per Share               1.31      .32/(2)/ 2.27         .58/(2)/


/(1)/ Common stock equivalents are not included in primary earnings per share because they are less than three percent dilutive.
/(2)/ Fully diluted earnings per share was anti-dilutive in 1994.